Exhibit 17.1

Ori Goore
July 15, 2014

Chairman, Board of Directors
Dynamic Applications Corp.
14 Menachem Begin Street
Ramat Gan, 52700, Israel

Re: Letter of Resignation

Gentlemen:

I hereby resign as Chief Executive Officer and a director of Dynamic Applications Corp. (the "Company"), effective immediately. The reason for my resignation is to permit me to pursue other business interests.

I have had no disagreements with the Company's operations, policies or practices.

Yours truly,

/s/:Ori Goore
Ori Goore